                                 Exhibit 10.15
                                 -------------

                                       8200 West Tower Avenue
                                       Milwaukee, WI 53223 U.S.A.
                                       414.355.5000
                                       Fax 414.355.3790
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              MARQUETTE

                          MEMORANDUM OF UNDERSTANDING

This memorandum will serve as a review of our discussions which followed the business planning meetings the last week in April. Your goal is to scale back on your day to day business commitment and to complete your relocation to the state of Washington. To accomplish these goals and also work towards increasing stockholder value, we have agreed on the following points:

 .    We will eliminate the Co-President title and function which you hold.

 .    You will function as a senior advisor to the CEO and COO of Marquette. Your advisory role will not include any day-to-day operating duties, particularly with respect to E for M's California operation.

 .    You agree to work 20 hours a week on Marquette business from your residence in the state of Washington.

 .    Your salary will be reduced by 50% to $135,000.

 .    You will plan on meeting with Mike Cudahy and me on a monthly basis in
     Milwaukee (and at each of the other Marquette business locations at least once per year) to review the progress of the projects that you are working on and to review our efforts on joint projects.

 .    You will continue to serve, with Marquette's knowledge, on the boards of companies that are not in direct competition with Marquette in the areas of monitoring and cardiology.

 .    You agree to serve on the Marquette board for five years with no director's compensation due to you if your advisory work is terminated either voluntarily or involuntarily.

Initially, your work will focus on: (1) finding a new manager for the Asia/Pacific; (2) helping to develop the dealership network in the U.S.; (3) working with QMI to approach HIS companies such as Cerner and HDS to acquire new CIS business; (4) working on any business development projects that would fit well with Marquette's core products. This will include acquisitions and alliances.

I believe that the above reflects our discussions and will be an arrangement that meets both our needs. Working together to meet our financial goals this year will be a team effort, and I know all of the divisions managers will support you when you need this help.

/s/ Timothy C. Mickelson, Ph.D.          /s/ Peter P. Tong
__________________________________       _____________________________________
Timothy C. Mickelson, Ph.D.              Peter P. Tong


Date: 5/13/96                            Date: 4/14/96